EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
August 28, 2017	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares Declares Dividend

and Announces New Stock Repurchase Program

WASHINGTON, D.C. and CHARLESTON, WV—United Bankshares, Inc. (NASDAQ: UBSI), announced that at its August 28, 2017 board meeting, the Board of Directors declared a third quarter dividend of $0.33 per share for shareholders of record as of September 8, 2017. The dividend payout of approximately $34.6 million on 105.0 million shares is payable October 2, 2017. United has increased its dividend to shareholders for 43 consecutive years. Only one other major banking company in the USA has achieved such a dividend record.

At the August 28, 2017 board meeting, the Board of Directors also approved a new plan to repurchase, on the open market at prevailing prices, up to 2 million of the issued and outstanding shares of United’s common stock. The new plan replaces the prior repurchase plan approved by United’s Board of Directors in May of 2006.

The timing, price and quantity of purchases under the stock repurchase plan will be at the discretion of management and the plan may be discontinued, suspended or restarted at any time depending on the facts and circumstances. United’s management feels the stock repurchase plan, depending upon market and business conditions, will provide capital management opportunities and build value for the Company’s shareholders.

United Bankshares, with $19.0 billion in assets, has 144 full-service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”

www.ubsi-wv.com